Exhibit 4.5

WARRANT ASSIGNMENT, ASSUMPTION AND AMENDMENT AGREEMENT

This WARRANT ASSIGNMENT, ASSUMPTION AND AMENDMENT AGREEMENT (this “Agreement”) is made as of July 9, 2024, by and among Catcha Investment Corp, a Cayman Islands exempted company (the “Company”), Crown LNG Holdings Limited, a private limited company incorporated under the laws of Jersey, Channel Islands (“PubCo”), and Continental Stock Transfer & Trust Company, a New York limited purpose trust company (the “Warrant Agent”).

RECITALS

WHEREAS, the Company and the Warrant Agent are parties to that certain Warrant Agreement, dated as of February 11, 2021, and filed with the United States Securities and Exchange Commission as part of a registration statement on Form S-1 on January 25, 2021 (as amended, including all Exhibits thereto, the “Existing Warrant Agreement”);

WHEREAS, the Company has issued and sold 10,000,000 redeemable warrants as part of units to public investors in a public offering (the “Public Warrants”) to purchase the Company’s Class A ordinary share, par value $0.0001 per share (“Ordinary Shares”), with each whole Public Warrant being exercisable for one Ordinary Share and with an exercise price of $11.50 per share;

WHEREAS, the Company has issued and sold 5,333,333 redeemable warrants as part of units to investors in a private placement transaction (the “Private Placement Warrants”, and, together with the Public Warrants, the “Warrants”) to purchase Ordinary Shares, with each whole Warrant being exercisable for one Ordinary Share and with an exercise price of $11.50 per share;

WHEREAS, all of the Warrants are governed by the Existing Warrant Agreement;

WHEREAS, the Company, PubCo, Crown LNG Holding AS, a private limited liability company incorporated under the laws of Norway, and CGT Merge II Limited, a Cayman Islands exempted company limited by shares (“Merger Sub”), entered into that certain Business Combination Agreement, dated as of August 3, 2023 (as amended and/or restated from time to time, the “Business Combination Agreement”);

WHEREAS, on June ___, 2024, pursuant to the provisions of the Business Combination Agreement, Merger Sub merged with and into the Company (the “Merger”), with the Company as the surviving company in the Merger (the “Surviving Company”) and becoming a wholly-owned subsidiary of PubCo, and, immediately following the Merger, each issued and outstanding Ordinary Share was automatically converted (the “Share Exchange”, and, together with the Merger, the “Transaction”) into Ordinary Shares of PubCo (the “PubCo Shares”) and the Surviving Company became a wholly owned subsidiary of PubCo;

WHEREAS, as provided in Section 4.5 of the Existing Warrant Agreement, the Warrants are no longer exercisable for Ordinary Shares but instead are exercisable (subject to the terms and conditions of the Existing Warrant Agreement, as amended hereby) for PubCo Shares;

WHEREAS, the Board of Directors of the Company has determined that the consummation of the transactions contemplated by the Business Combination Agreement constitutes a “Business Combination” (as such term is defined in the Existing Warrant Agreement);

WHEREAS, PubCo has obtained all necessary corporate approvals to enter into this Agreement and to consummate the transactions contemplated herein (including the assignment and assumption of the Existing Warrant Agreement and the related issuance of each Warrant, and exchange thereof for a warrant to subscribe for PubCo Shares on the conditions set out herein, and the exclusion of any pre-emptive rights in that respect) and by the Existing Warrant Agreement;

WHEREAS, the Company desires to assign all of its right, title and interest in the Existing Warrant Agreement to PubCo and PubCo wishes to accept such assignment; and

WHEREAS, Section 9.8 of the Existing Warrant Agreement provides that the Company and the Warrant Agent may amend the Existing Warrant Agreement without the consent of any registered holders for the purpose of curing any ambiguity, correcting any mistake or defective provision contained therein, amending the definition of “Ordinary Cash Dividend” as contemplated by and in accordance with the Existing Warrant Agreement, or adding or changing any other provisions with respect to matters or questions arising under the Existing Warrant Agreement as the Company and the Warrant Agent may deem necessary or desirable and that the Company and the Warrant Agent deem shall not adversely affect the interest of the registered holders of the Warrants.

NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows.

ARTICLE I

ASSIGNMENT AND ASSUMPTION; CONSENT.

Section 1.1 Assignment and Assumption. The Company hereby assigns to PubCo all of the Company’s right, title and interest in and to the Existing Warrant Agreement (as amended hereby) and PubCo hereby assumes, and agrees to pay, perform, satisfy and discharge in full, as the same become due, all of the Company’s liabilities and obligations under the Existing Warrant Agreement (as amended hereby) arising from and after the execution of this Agreement, in each case, effective immediately following the completion of the Share Exchange. As a result of the preceding sentence, effective immediately following the completion of the Share Exchange, each Warrant will be exchanged for a warrant to subscribe for PubCo Shares pursuant to the terms and conditions of the Existing Warrant Agreement (as amended hereby).

Section 1.2 Consent. The Warrant Agent hereby consents to the assignment of the Existing Warrant Agreement by the Company to PubCo pursuant to Section 1.1 hereof effective immediately following the completion of the Share Exchange, and the assumption of the Existing Warrant Agreement by PubCo from the Company pursuant to Section 1.1 hereof effective immediately the completion of the Share Exchange, and to the continuation of the Existing Warrant Agreement in full force and effect from and after the Share Exchange, subject at all times to the Existing Warrant Agreement (as amended hereby) and to all of the provisions, covenants, agreements, terms and conditions of the Existing Warrant Agreement and this Agreement.

ARTICLE II

AMENDMENT OF EXISTING WARRANT AGREEMENT

The Company and the Warrant Agent hereby amend the Existing Warrant Agreement as provided in this Article II, effective immediately upon the completion of the Share Exchange, and acknowledge and agree that the amendments to the Existing Warrant Agreement set forth in this Article II are necessary or desirable and that such amendments do not adversely affect the interests of the registered holders.

Section 2.1 Preamble. All references to “Catcha Investment Corp, a Cayman Islands exempted company” in the Existing Warrant Agreement shall refer instead to “Crown LNG Holdings Limited, a private limited company incorporated under the laws of Jersey, Channel Islands”. As a result thereof, all references to the “Company” in the Existing Warrant Agreement shall be references to PubCo rather than to Catcha Investment Corp.

Section 2.2 Notice. The address for notices to the Company set forth in Section 9.2 of the Existing Warrant Agreement is hereby amended and restated in its entirety as follows:

Crown LNG Holdings Limited

3rd Floor, 44 Esplanade

St. Helier, Jersey

JE4 9WG

Attn: Jørn Husemoen

Telephone No.: + 47 980 25 359

Email: jorn@crownlng.com

ARTICLE III

MISCELLANEOUS PROVISIONS

Section 3.1 Effectiveness of Agreement. Each of the parties hereto acknowledges and agrees that the effectiveness of this Agreement shall be contingent upon the occurrence of the Share Exchange.

Section 3.2 Examination of the Existing Warrant Agreement. A copy of this Agreement shall be available at all reasonable times at the office of the Warrant Agent in the United States of America, for inspection by the Registered Holder (as such term is defined in the Existing Warrant Agreement) of any Warrant. The Warrant Agent may require any such holder to submit such holder’s Warrant for inspection by the Warrant Agent.

Section 3.3 Governing Law. This Agreement, the entire relationship of the parties hereto, and any dispute between the parties (whether grounded in contract, tort, statute, law or equity) shall be governed by, construed in accordance with, and interpreted pursuant to the laws of the State of New York, without giving effect to its choice of laws principles thereof, provided that matters that as a matter of the Laws of the Cayman Islands are required to be governed by the Law of the Cayman Islands or Jersey (including, without limitation, the effects of the Business Combination and the fiduciary duties that may apply to the directors and officers of the Company and the PubCo), without regard to Laws that may be applicable under conflicts of laws principles that would cause the application of the Laws of any jurisdiction other than the Cayman Islands or Jersey, as applicable.

Section 3.4 Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.

Section 3.5 Entire Agreement. Except to the extent specifically amended or superseded by the terms of this Agreement, all of the provisions of the Existing Warrant Agreement shall remain in full force and effect, as assigned and assumed by the parties hereto, to the extent in effect on the date hereof, and shall apply to this Agreement, mutatis mutandis. This Agreement and the Existing Warrant Agreement, as assigned and modified by this Agreement, constitutes the complete agreement between the parties and supersedes any prior written or oral agreements, writings, communications or understandings with respect to the subject matter hereof.

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IN WITNESS WHEREOF, PubCo, the Company and the Warrant Agent have duly executed this Agreement, all as of the date first written above.

CATCHA INVESTMENT CORP

By:	/s/ Patrick Grove
Name:	Patrick Grove
Title:	Chairman and Chief Executive Officer

CROWN LNG HOLDINGS LIMITED

By:	/s/ Joern S. Husemoen
Name:	Joern S. Husemoen
Title:	Director

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:	/s/ Douglas Reed
Name:	Douglas Reed
Title:	Vice President

IN WITNESS WHEREOF, PubCo, the Company and the Warrant Agent have duly executed this Agreement, all as of the date first written above.

CATCHA INVESTMENT CORP

By:	/s/ Patrick Grove
Name:	Patrick Grove
Title:	Chairman and Chief Executive Officer

CROWN LNG HOLDINGS LIMITED

By:	/s/ Joern S. Husemoen
Name:	Joern S. Husemoen
Title:	Director

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:	/s/ Stacy Aqui
Name:	Stacy Aqui
Title:	Vice President